Exhibit 5
Mark A. Weiss
Direct Dial: (513) 579-6599
Facsimile: (513) 579-6457
E-Mail: mweiss@kmklaw.com
August 14, 2006
Cintas Corporation No. 2
Cintas Corporation
The Subsidiary Guarantors (as identified below)
c/o Cintas Corporation No. 2
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, OH 45262-5737
Re:	Form S-3 Registration Statement
Ladies and Gentlemen:
     We have acted as counsel to Cintas Corporation No. 2, a Nevada corporation (the “Company”), Cintas Corporation, a Washington corporation (the “Parent Guarantor”), and each of the entities listed on Schedule A hereto (each, including the Parent Guarantor, a “Guarantor” and collectively, the “Guarantors”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of the offer and sale from time to time by the Company of senior debt securities (the “Securities”) and the guarantee of the obligations of the Company in respect of the Securities (the “Guarantees”) by the Guarantors, each as contemplated by Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Securities and Guarantees will be issued pursuant to an indenture (the “Indenture”), dated May 28, 2002, among the Company, the Guarantors and Wachovia Bank, National Association, as trustee (the “Trustee”).
     In our capacity as your counsel in connection with such registration, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.
     In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities and any related Guarantee thereunder); (ii) a prospectus supplement describing each class and/or series of Securities and any related Guarantee offered pursuant to the Registration Statement, to the extent required by the relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class and/or series of Securities and any related Guarantee will have been established in accordance with the authorizing resolutions of the Company’s and the Guarantor’s Board of Directors (or a duly authorized committee thereof), the Company’s and the Guarantor’s certificate of incorporation and applicable law; (iv) the

Cintas Corporation No. 2
Cintas Corporation
The Subsidiary Guarantors
August 14, 2006

Company and the Guarantor will issue and deliver the Securities and any related Guarantee in the manner contemplated by the Registration Statement; (v) the resolutions authorizing the issuance, offer and sale of the Securities and any related Guarantee will have been adopted by the Company’s and the Guarantor’s Board of Directors and will be in full force and effect at all times at which the Securities and Guarantee are offered or sold; and (vi) the Securities and any related Guarantee will be issued in compliance with applicable federal and state securities laws.
     We express no opinion with respect to the laws of any jurisdiction other than the States of Ohio, Nevada, New York and Washington and the federal laws of the United States of America. For purposes of rendering the opinions set forth below, with your permission, we express our opinion as if the laws of the states of California, Maryland, Virginia, Colorado and Kansas are the same as the laws of the State of Ohio, and we make no representation as to the extent to which any of such laws may differ.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:
     1. The Securities, upon receipt by the Company of such lawful consideration therefore as the Company’s Board of Directors (or a duly authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.
     2. The Guarantees, upon receipt by the Guarantor of such lawful consideration as its Board of Directors (or duly authorized committee thereof) may determine, will constitute valid and binding obligations of the Guarantor.
     The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Securities and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to our affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.
     To the extent that the obligations of the Company and the Guarantors under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction or organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations;

Cintas Corporation No. 2
Cintas Corporation
The Subsidiary Guarantors
August 14, 2006

and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
     We hereby consent to be named in the Registration Statement and the prospectus part thereof under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely yours, KEATING MUETHING & KLEKAMP PLL
By:	/s/ Mark A. Weiss
Mark A. Weiss

MAW:slh

Schedule A

Exact Name of Registrant as Specified	State or other Jurisdiction of
in its Charter	Incorporation or Organization

Affirmed Medical, Inc.	California
American First Aid Company	Maryland
Cintas Corporation No. 3	Nevada
Cintas Corp. No. 8, Inc.	Nevada
Cintas Corp. No. 15, Inc.	Nevada
Cintas-RUS, L.P.	Texas
Cintas First Aid Holdings Corporation	Nevada
LLT, Inc.	Virginia
Respond Industries, Incorporated	Colorado
Xpect First Aid Corporation	Kansas